Exhibit 99.3

August 6, 2008

While FSA’s earnings continued to be negatively affected by the crisis in the mortgage market during the first half of 2008, we produced record present value (PV) originations of $591.2 million. The business was primarily driven by our success in the U.S. municipal finance market, where we insured low-risk, core transactions at very attractive returns.

Additionally, FSA’s underlying business fundamentals remained strong in the first half of 2008. On a comparable first half-year basis, earned premiums and realized gains on credit derivatives (fees for insuring credit derivatives, formerly included in earned premiums) were up 18.1% to $207.1 million, excluding  refundings, and investment income was up 14.2% to $132.2  million.  At the same time, we dramatically reduced our operating expenses by $34.1 million in the first half, a 36.4% decrease from the comparable period in 2007.

Strategic Review

In light of the credit deterioration in the residential mortgage-backed (RMBS) portfolio and general economic conditions, FSA and Dexia undertook a strategic business review during the second quarter, which has resulted in a decision to exit the asset-backed securities (ABS) business in order to devote full resources to the global public finance sector.

Comparing the significant volatility observed in the ABS/RMBS markets against the broad and deep opportunities in the lower risk public finance markets, we have concluded that we can create greater value for issuers, investors and our shareholder by focusing solely on public finance activities. The public finance sector’s challenge of meeting the enormous needs for new public infrastructure and replacement of aging projects throughout the world in the current period of economic stress makes insured executions more cost-efficient for issuers and more attractive to a broader group of investors.

For the first six months of 2008, the U.S. municipal finance business originated present value (PV) premiums of $466.1 million, up more than 207.9%, or three times the amount of PV premiums originated in the same period last year. Additionally, we originated $44.7 million of PV premiums in the international public finance markets, which are slowly regaining some momentum. In contrast to the $510.8 million of PV premiums generated by the public finance business, the ABS business originated $80.4 million for the first half of 2008, down 43.7% from the comparable period in 2008.

In the U.S. municipal market, FSA’s value proposition goes beyond default protection to include analysis, surveillance and liquidity in a market that has approximately 30,000 varied issuers. While the insured penetration of bond insurance in the U.S. municipal market decreased to 24% in the first half of this year (FSA had a 62% share of new issues sold), we believe that it will stabilize in a range of 20% to 30% as the financial markets normalize. Given the limited number of competitors, we believe the monoline economic opportunity for FSA will remain very attractive.

Increased Loss provisions for insured RMBS

In the second quarter, we increased our reserves in the amount of $374.1 million for insured home equity line of credit (HELOC) and ALT-A closed-end second-lien (CES) transactions. We also established reserves of $38.8 million for three Option ARM insured transactions.

We have increased loss provisions considerably to reflect the more severe assumption that economic stress in the U.S. economy will continue at a high level until the middle of 2009 and not return to normal until late 2010.  Importantly, the increase in reserves between the first and second quarters is principally due to revising our expectations about when asset performance will recover rather than changes in the recent performance of these transactions.

For transactions backed by second-lien mortgage products, our assumptions extend the peak defaults to mid-2009 and expect a slow recovery to more normal rates by mid-2010. For first lien mortgages, we assume losses at peak rates until early 2010 and a slow recovery to more normal rates by early 2011.

As the loss potential of this economic cycle develops over the next 12 to 18 months, the uncertainty around reserves should reduce dramatically, and at the same time, our asset-backed and residential mortgage-backed exposure, which has a remaining average life of approximately 3.5 years, will be running off rapidly. This run-off should generate in excess of $700 million of earned revenue and should release approximately $1 billion of additional capital as risk expires.

Strengthening FSA’s capital position

Dexia has injected $300 million in the Company and will take responsibility for the liquidity and credit risk of the Financial Products (FP) business, which primarily issues guaranteed investment contracts (GICs). Additionally, the size of the FP business line will be reduced to rely on municipal funding only.

In combination, these initiatives are expected to reduce FSA’s future financial statement volatility, and increase the capital and claims-paying resources dedicated to the public finance business.

Financial Highlights

FSA reported a net loss of $330.5 million for the second quarter and $752.1 million for the first half, due primarily to the loss expenses related to the RMBS transactions discussed above and to other-than-temporary impairment (OTTI) charges related to the FP Investment Portfolio. When it is probable that an available-for-sale investment will not recover its full principal and interest payments, GAAP accounting requires the asset to be written down to market value through the income statement as a realized loss, regardless of the economic loss expected to be incurred. In the second quarter, the effect on net income for the OTTI charges was $677.6 million after tax, but management’s estimate of actual expected loss on these impaired securities is $205.7 million after tax. Given our intent and ability to hold these assets to maturity, the remaining $471.9 million of the OTTI charge represents fair-value adjustments that are expected to reverse over the lives of these securities.

Non-GAAP operating earnings, which exclude fair-value adjustments considered to be non-economic, were negative $502.7 million for the second quarter and negative $601.7 million for the first half of 2008, due primarily to the increases in estimated losses on insured RMBS transactions and economic OTTI charges in the FP Investment Portfolio.

Shareholder’s equity (book value) was $61.9 million under GAAP at June 30, 2008.  Again, absent economic losses, negative fair value adjustments will sum to zero when the risks mature.

Non-GAAP adjusted book value (ABV) was $4.6 billion at June 30, 2008.

Further notes

With the measures discussed above, FSA exceeds the Triple-A capital requirements for all three rating agencies, and we will continue to work closely with each of them to address the qualitative and systemic issues raised in recent reports. Our RMBS reserves now anticipate a long and stressful economic environment, and therefore, we expect these reserves to be largely sufficient over time. Equally important, our strategic realignment is expected to reduce our future financial statement volatility and significantly strengthen our capital position as our asset-backed exposures amortize.

As part of this transformation, we are reevaluating our talent and workforce composition to address immediate needs.  Unfortunately, this will lead to some difficult decisions as we adjust to the needs of our new public finance only strategy. FSA has always had a deep bench of talented, hard working people, and I thank them for their tireless efforts.

I will continue to report on our progress on a quarterly basis. Please let us know if we can answer any immediate questions.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Operating Supplement  for definitions of non-GAAP terms used in this letter, including PV originations, PV NIM originated, operating earnings and adjusted book value, and, where applicable, for reconciliations to the most comparable GAAP measures. Revenue from financial guaranty transactions includes premiums and credit derivative fees, which were presented as a component of premiums prior to the first quarter of 2008.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.